Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 18, 2015

Preliminary Prospectus dated October 15, 2014

Registration No. 333-199321

Solar Bonds are debt securities issued by SolarCity. As with any investment, purchasing Solar Bonds involves risk. You must make your own decision about whether and how much to invest in Solar Bonds. SolarCity cannot make any investment recommendations or otherwise provide any investment advice. Solar Bonds are not FDIC-insured. Your earnings and principal are not guaranteed.

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov/Archives/edgar/data/1408356/000119312514371976/0001193125-14-371976-index.htm . Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, on the Solar Bonds platform.

Solar Bonds Ads

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Video Ad Images

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Video Ad Scripts

15 second

HEARD

You work hard – your money should too.

Introducing SolarBonds, a new investment option offering returns of up to 5.75%

And with no fees when you invest direct.

Earnings powered by the sun.

15 second

HEARD

Investing with an impact just got easier.

With SolarBonds: Open to everyone, and no fees when you invest direct.

Generating returns that go beyond money

For a cleaner, brighter future.

Earnings powered by the sun.

30 second

HEARD

Making bright investments is hard – will today’s choices guarantee a sunny tomorrow?

Investing with an impact just got easier – with Solar Bonds.

A new way to benefit your wallet and the environment, with zero fees when you invest direct.

Solar Bonds help build solar systems where communities need them…homes, businesses and schools.

In return, you earn up to 5.75% backed by SolarCity and the solar payments from our customers.

Earnings powered by the sun.